GFSB
BANCORP, INC.

--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
---------------------               --------------------------------
November 4, 2003                    Jerry R. Spurlin, Chief Financial Officer
                                    (505) 726-6500




                      GFSB BANCORP, INC. ANNOUNCES EARNINGS

Gallup, New Mexico - GFSB Bancorp, Inc. (NASDAQ SmallCap: GUPB), parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, today announced earnings for the quarter ended September 30, 2003, of $327,000 compared to $512,000 for the quarter ended September 30, 2002, a $185,000 decrease.

The decrease in earnings is primarily attributable to a $35,000 increase in the provision for loan losses, a $121,000 increase in non-interest expense and a $98,000 decrease in net interest earnings partially offset by a $69,000 increase in non-interest earnings.

Total non-interest income increased by $69,000 or 53.9% to $197,000 for the quarter ended September 30, 2003 from $128,000 for the quarter ended September 30, 2002. This increase was primarily due to an increase in service charge income of $72,000 partially offset by a decrease of $4,000 in net gains from sales of loans.

Total non-interest expense increased $121,000 or 12.1% to $1,117,000 for the quarter ended September 30, 2003 from $996,000 for the quarter ended September 30, 2002. The increase in non-interest expense was primarily attributable to increases in compensation and benefits, data processing, professional fees, advertising, postage and other operating expenses.

At  September  30, 2003,  the  Company's  capital to asset ratio was 7.4%,  with
assets  and   stockholders'   equity  of  $241.7   million  and  $17.8  million,
respectively.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                P.O. Box 820 * 221 West Aztec * Gallup, NM 87301

                               GFSB BANCORP, INC.
                   Selected Financial Information (Unaudited)
                  (dollars in thousands, except per share data)


             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                                                     At Period End
                                                   ----------------------------------------------------------------------
                                                             09/30/03                  09/30/02                 06/30/03
                                                   ----------------------------------------------------------------------

Cash and investments                                           42,343                    30,025                   37,208
Mortgage-backed securities                                     33,823                    28,091                   38,517
FHLB stock                                                      4,355                     4,250                    4,333
Loans receivable, net                                         157,456                   143,742                  146,396
Premises and equipment                                          2,420                     2,457                    2,314
Prepaid and other assets                                        1,345                     1,354                    1,187
                                                   ----------------------------------------------------------------------
  TOTAL ASSETS                                                241,742                   209,919                  229,955
                                                   ======================================================================

Deposits                                                      137,116                   114,054                  129,759
Advances from FHLB                                             77,973                    71,713                   76,642
Other secured borrowings                                        6,096                     3,438                    3,658
Repurchase agreements                                             811                     1,610                      585
Accrued expenses and other liabilities                          1,929                     2,255                    1,567
Stockholders' equity                                           17,817                    16,849                   17,744
                                                   ----------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  241,742                   209,919                  229,955
                                                   ======================================================================


                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                                                    Three Months Ended
                                                   ---------------------------------------------
                                                             09/30/03                  09/30/02
                                                   ---------------------------------------------

Interest earnings                                               3,007                     3,247
Interest expense                                                1,459                     1,601
                                                   ---------------------------------------------

    NET INTEREST EARNINGS                                       1,548                     1,646
Provision for loan losses                                          60                        25
                                                   ---------------------------------------------

    NET INTEREST EARNINGS AFTER
      PROVISION FOR LOAN LOSSES                                 1,488                     1,621
Non-interest income                                               197                       128
Non-interest expense                                            1,117                       996
                                                   ---------------------------------------------

    EARNINGS BEFORE INCOME TAXES                                  568                       753
Provision for income taxes                                        241                       241

    NET EARNINGS                                                  327                       512

Weighted average number of                                      1,122                     1,112
  shares outstanding- basic

Earnings per common share-basic                                  0.29                      0.46

Weighted average number of                                      1,170                     1,156
  shares outstanding- diluted

Earnings per common share-diluted                                0.28                      0.44
